UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2025

Phunware Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37862	30-1205798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1002 West Avenue
Austin, Texas		78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 512 693-4199

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 31, 2025, Phunware, Inc. (the “Company”) appointed Mr. Jeremy Krol, age 47, as its Chief Operating Officer. In connection therewith, the Company entered into a Confidential Executive Employment Agreement dated January 31, 2025 (the “Employment Agreement”) with Mr. Krol pursuant to which he will serve as Executive Vice President and Chief Operating Officer of the Company. The Employment Agreement provides that Mr. Krol’s employer of record for purposes of administering his salary and employment benefits is Oyster HR. Inc, a Canadian Company. The Employment Agreement has an indefinite term, subject to termination by either party. The Company or Mr. Krol may terminate the Employment Agreement at any time with or without cause, provided that Mr. Krol shall provide at least thirty (30) calendar days’ written notice to the Company if for good reason. The Employment Agreement includes non-competition and non-solicitation covenants applicable during and for up to one (1) year following Mr. Krol’s employment; provided however, the non-competition covenant is shortened to three months in the event that Mr. Krol’s employment is terminated without cause.

The Employment Agreement provides for an annual base salary of 429,270 Canadian Dollars (CAD), a sign-on bonus of 8,943.13 CAD, and a target annual cash discretionary bonus to be between 20% and 150% of the annual base salary, with the actual award to be determined by the Company or the Board of Directors (the “Board”) in its sole discretion based on factors including the strength of Mr. Krol’s performance and the performance of the Company.

Furthermore, as inducement for Mr. Krol to accept employment with the Company and enter into the Employment Agreement, within sixty (60) calendar days of the date of the Employment Agreement, the Company will provide Mr. Krol a one-time grant of restricted stock units in the Company. The restricted stock units granted to Mr. Krol will be subject to a separate award agreement, which will outline the specifics of such grant, including but not limited to, the vesting schedule, forfeiture for cause provisions, the Company’s buyback rights and other restrictions and terms. In the discretion of the Company’s Board or compensation committee, such restricted stock unit award may either be granted under the Company’s 2018 Equity Incentive Plan or may be issued as a non-plan inducement award, as described in Nasdaq Listing Rule 5635(c)(4).

The Employment Agreement further provides that, if Mr. Krol’s employment is terminated by the Company without “cause” or by Mr. Krol for “good reason,” in connection with a change of control, subject to his execution of a release of claims in favor of the Company, he will receive certain accrued benefits and immediate vesting of 100% of the restricted stock unit award described above. If Mr. Krol's employment is terminated for “cause” at any time or if Mr. Krol resigns or otherwise terminates or leaves his employment with the Company at any time for any reason (other than for “good reason”), Mr. Krol is only entitled to certain accrued benefits.

Except as set forth above, there are no arrangements or understandings between Mr. Krol and any other persons pursuant to which Mr. Krol was named as an executive of the Company. There are no family relationships between Mr. Krol and any of the Company’s directors or executive officers. Additionally, Mr. Krol does not have any direct or indirect material interest in any transaction to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing is only a summary of the material terms of the Employment Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder. Furthermore, the foregoing is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Krol, age 47, has served as a sub-contractor to Switch Advisory Group since June 2024, in which he provided consulting services to the Company, including but not limited to fractional Chief Operating Officer services. From 2019 to 2024, Mr. Krol served as a startup advisor for Platform Calgary, which is a technology accelerator hub for technology startups. Mr. Krol earned a Bachelor of Engineering (Aerospace) degree from Carleton University and a Master of Business Administration degree from the University of Calgary.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
10.1	Confidential Executive Employment Agreement by and between Phunware, Inc. and Jeremy Krol dated January 31, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phunware, Inc.

Date:	February 6, 2025	By:	/s/ Stephen Chen
Stephen Chen Interim Chief Executive Officer